                              B.B. WALKER COMPANY

    414 East Dixie Drive, P.O. Drawer ll67, Asheboro, North Carolina 27204
------------------------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH l6, l998

             TO THE HOLDERS OF COMMON STOCK OF B.B. WALKER COMPANY

You are cordially invited to attend the Annual Meeting of the Shareholders of B.B. Walker Company scheduled to be held on Monday, March l6, l998 at 7:00 p.m. EST in the executive offices of the Company at 4l4 East Dixie Drive, Asheboro, North Carolina. The purposes of the meeting are:

(l)     To elect 6 Directors of the Company.

(2) To consider ratifying the appointment by the Board of Directors of Price Waterhouse LLP, as the independent public accountants of the Company.

(3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Only holders of common stock of record at the close of business on February 23, l998 will be entitled to vote at the meeting. The stock transfer books of the Company will not be closed.

                    IMPORTANT - YOUR PROXY CARD IS ENCLOSED

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. THIS WILL INSURE THAT YOUR VOTE IS COUNTED, WHETHER OR NOT YOU ARE ABLE TO BE PRESENT. YOUR PROXY CARD WILL BE RETURNED TO YOU IF YOU ARE PRESENT AT THE MEETING AND SO REQUEST. PLEASE USE THE ENCLOSED POSTAGE PAID RETURN ENVELOPE FOR MAILING YOUR PROXY CARD.

You have been mailed a copy of the Company's Annual Report, including financial statements for the fiscal year ended November l, l997.

                        By Order of the Board of Directors

                           DOROTHY W. CRAVEN
                           ----------------------------
                           Dorothy W. Craven, Secretary

Date of Mailing:
February 23, l998






                                    Cover

                              B.B. WALKER COMPANY

     414 East Dixie Drive, P.O. Drawer ll67, Asheboro, North Carolina 27204
------------------------------------------------------------------------------


              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                       March l6, l998 and Adjournments


SOLICITATION OF PROXY

The enclosed Proxy, mailed on February 23, l998, is solicited by the Board of Directors of B.B. WALKER COMPANY, (the Company), for use at its Annual Meeting of Shareholders to be held in the executive offices of the Company at 414 East Dixie Drive, Asheboro, North Carolina, at 7:00 p.m. EST on Monday, March l6, l998 or any adjournments thereof.

The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, proxies may be solicited by personal interview or by telephone, telegram and fax, etc. Proxies and correspondence should be addressed to Dorothy W. Craven, Corporate Secretary.


REVOCATION OF PROXY

Execution and return of a Proxy given in response to this solicitation will not affect a Shareholder's right to attend the meeting and vote in person. Any Shareholder signing and returning a Proxy in the form enclosed with this statement may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board of Directors has fixed the close of business on February 23, l998 as the record date for Shareholders entitled to notice of and to vote at the meeting and any adjournment. On February 23, l998, the Company had issued and outstanding l,726,534 shares of common stock all of which were outstanding and entitled to vote. Each share of common stock is entitled to one vote. As of January 5, l998, all Directors and Officers of the Company as a group (l0 persons) owned or controlled 790,48l shares of the Company's common stock. Included in the solicitation of proxies is the solicitation of discretionary authority to transact such other business as may properly be brought before the meeting or any adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of B.B. Walker Company common stock entitled to vote, is necessary to constitute a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information as to "beneficial ownership" of the common stock of the Company as of January 5, l998 by each person, known by the Company, (i) to be the beneficial owner of more than 5% of the outstanding common stock of the Company; (ii) by each of the Company's directors and nominees for director owning common stock in the Company; and (iii) by all directors and executive officers as a group:

Name of Beneficial            Number of shares            Percent of
      Owner                     beneficially          Beneficially Owned
                                  owned (l)                 Shares
--------------------------    ----------------        ------------------
Kent T. Anderson (2)               l82,927                   10.2%
James P. McDermott (3)             395,739                   22.9%
Nellie Jean Richardson (4)         l94,260                   11.3%
Edna A. Walker (5)                 ll0,697                    6.4%

All Directors and Executive
Officers as a Group,
including unexercised stock
option grants (l0 persons)         790,481                   42.6%


(l) Except as otherwise noted, all persons have sole voting and investment power with respect to their shares. With the exception of 22,500 shares held by executive officers and directors, all amounts shown in this column include shares obtainable under currently exercisable stock options. One-half of stock option grants may be exercised immediately and one-half l2 months later. This restriction on these 22,500 shares expires on March 3l, l998.

(2) Kent T. Anderson individually owns 65,202 shares directly and holds 43,675 shares jointly with Mrs. Anderson. He is deemed to own 58,750 shares by virtue of currently exercisable stock option grants. The above total also includes l5,300 shares of common stock owned by certain family members, some of which shares are held in a fiduciary capacity.

(3) James P. McDermott individually owns 25,420 shares directly and is deemed to own 3,000 shares under unexercised Directors stock option grants. In addition, as Trustee of the Employee Stock Ownership Plan of B.B. Walker Company (the ESOP), he is authorized to vote all 367,3l9 shares held by the ESOP.

(4) Mrs. Nellie Jean Richardson, widow of the late former executive officer and former Director of the Company, individually owns ll3,202 shares directly and is deemed to own beneficially 8l,058 shares held by members of her family.

(5) Edna A. Walker individually owns 88,846 shares directly and is deemed to own 3,000 shares under exercisable Directors stock option grants. In addition Mrs. Walker holds joint ownership with two members of her family of l,699 shares and is deemed to own beneficially l7,l52 shares held by members of her family.

l.  ELECTION OF DIRECTORS
    ---------------------
Six Directors are to be elected at the forthcoming Annual Meeting. The recommendation of the Nominating Committee of the Board of Directors was that the existing six member Board be reelected. This was accepted and the Board directed that the six persons be presented as its director nominees for consideration by the shareholders. It is intended that the two persons named in the accompanying Proxy will vote FOR all six director nominees named on the following pages unless authority to vote is directed otherwise. Directors shall be elected by a plurality of the votes cast at the meeting.

A Director is elected to serve until the next Annual Meeting of the Shareholders or until a successor shall be elected and shall qualify. Each nominee for Director has agreed to serve and, so far as the Board is aware, will serve if elected. If any nominee is unable to serve, the proxies will be voted by those named therein for the election of a substitute nominee selected by the Board of Directors.

Of the six nominees for director, one is presently an employee and three are retired employees. The Company provides Directors and Officers Liability Insurance coverages. There are no family relationships between any of the nominees and the executive officers of the Company or its subsidiary.


BOARD MEETINGS AND DIRECTORS' ATTENDANCE

The Board of Directors meets on a quarterly basis. The Annual Meeting of the Board of Directors is held immediately following the Annual Meeting of the Shareholders. Special meetings of the Board may be called at any time when necessary as provided in the By-Laws. There were 5 Board meetings held in l997. All Directors attended all meetings of the Board and of the Committees on which he or she served during fiscal l997.


BOARD COMMITTEES

The Board has 3 committees: an Audit Committee; a Compensation Committee; and a Nominating Committee.

(l) The Audit Committee, which held l meeting in l997, meets with the independent public accountants and reviews the scope and results of the audit by the independent auditing firm. The Committee makes recommendations to the Board as to the selection of the independent public accountants and as to services provided. In addition it reviews the system of internal control and accounting policies. The Audit Committee is composed entirely of Directors who are not employees of the Company or of its subsidiary. The five Members of the Audit Committee are: James P. McDermott, Chairman; George M. Ball; Robert L. Donnell, Jr.; Michael C. Miller and Edna A. Walker. The Committee met with the independent public accountants on January l4, l998 and reviewed the financial statements presented. The Committee subsequently recommended to the Board of Directors that the formal audit report be accepted as presented.

(2) The Compensation Committee met once during the year when the fiscal l997 financial results were available for its review. The Committee is directly responsible for determining the compensation of the Chairman and Chief Executive Officer of the Company, relating his compensation to an evaluation of his performance during the fiscal year. The Committee presents its recommendations to the Board of Directors for its consideration. The Committee is composed of the 5 outside non-employee directors. The Committee is responsible for the establishment and oversight of executive compensation, benefit and retirement plans of the Company. The Compensation Committee is composed of George M. Ball, Chairman; Robert L. Donnell, Jr.; James P. McDermott; Michael C. Miller and Edna A. Walker.

The Compensation Committee also reviews the recommendations of management for the issuance of Stock Option Grants under the l995 Incentive Stock Option Plan of the Company. After review the Committee makes recommendations to the Board regarding the issuance of the grants, the price at which the shares of stock are issued, and the conditions of the grant.

(3) The Nominating Committee, composed of three non-employee directors who are not officers of the Company or its subsidiary, held l meeting in l997.
The Committee reviews information for the selection of qualified candidates for director nominee and recommends to the Board of Directors for its consideration the names of qualified director nominees who are willing to serve if nominated and elected. This Committee has no current plans to consider nominees recommended by security holders. The 3 Members of the Nominating Committee are: Michael C. Miller, Chairman; Edna A. Walker and George M. Ball. The Committee met on January l4, l998 and unanimously recommended to the Board of Directors the re-election of the existing Board of Directors.


              NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

THE BOARD RECOMMENDS A VOTE "FOR" ALL OF THE BELOW LISTED NOMINEES FOR ELECTION AS DIRECTORS.

Name, Age & Year                                       Equity Securities of
 First Elected        Principal Occupation             Company, beneficially
  a Director          For Last Five Years           owned on January 5,l998(l)
----------------      --------------------          --------------------------
                                                       Common       Preferred
                                                      Shares(6)      Shares
                                                      ---------     ---------
Kent T. Anderson        Chairman of the Board (1992)   l82,927          -
  (55)(l985)            President (1984) & Chief       (10.2%)
                        Executive Officer(l986)(2)

George M. Ball          Chairman, Philpott,              3,000          -
  (63)(l993)            Ball & Co., Investment           (.17%)
                        Bankers, Charlotte, N. C.(5)

Robert L. Donnell, Jr.  Retired. Formerly Executive      5,l46          -
  (66) (l968)           Vice President - Operations      (.30%)
                        l968-l99l (6)

James P. McDermott      Retired. Formerly Vice         395,739          -
  (77)(l986)            President & General            (22.9%)
                        Counsel l974-l992.
                        Formerly Corporate
                        Secretary l984-l993.(3)

Michael C. Miller       President & Chief Executive      3,000          -
  (46) (l993)           Officer, First National          (.17%)
                        Bank & Trust Co.,
                        Asheboro, N.C.(4)


Edna A. Walker          President                      l10,697          35
  (73)(l952)            B. B. Walker Foundation         (6.4%)       (4.2%)


(l) The By-Laws and the Corporate Charter do not require Directors to be Shareholders. The number of shares of common stock shown includes shares held in the names of spouses, minor children or certain relatives, as to which beneficial ownership is disclaimed. The totals shown in the table include shares subject to currently exercisable options granted by the Company.

(2) Kent T. Anderson, currently holds exercisable stock option grants for 58,750 shares. Under the l987 Incentive Stock Option Plan of the Company, Mr. Anderson holds unexercised stock option grants for 38,750 shares. He also holds 20,000 shares granted on March 3l, l997 under the l995 Incentive Stock Option Plan of the Company. Reference is made to subparagraph (2) on page 2 of this Proxy Statement under the heading, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".


(3) The above set forth total of shares of common stock beneficially owned by James P. McDermott includes the 367,3l9 shares of common stock or (2l.27%) of the total shares issued and outstanding, held by him as Trustee of the Employee Stock Ownership Plan and Trust of B. B. Walker Company for the benefit of all Plan participants. Under the Plan, participants exercise no voting control over shares of stock allocated to their accounts so long as they are participants in the Plan, unless required by North Carolina law. Shares cannot be distributed to nor disposed of by participants while employed. Equitable ownership by participants of shares allocated to their accounts depends upon their being vested in their accounts, which vesting is based upon their length of service. Reference is made to subparagraph (3) on page 2 of this Proxy Statement under the heading, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".

        James P. McDermott, subsequent to his retirement in February l992 as Vice President, General Counsel & Secretary of the Company, was retained by the Company as a Consultant to render services in two specialized areas. (l) James P. McDermott oversees the administration and prepares the annual report filings with the IRS of the Company's three ERISA qualified employee benefit plans. Under the Consulting Agreement he serves as Trustee and Plan Administrator for the three qualified Plans. (2) In addition under the Consulting Agreement he is responsible for the preparation and filing of the Annual Report to the Securities and Exchange Commission, Washington, D. C., (the Form No. l0-K) and the preparation of the Proxy Statement for filing with the SEC, which Proxy Statement is sent to Shareholders for the Annual Meeting of the Shareholders. James P. McDermott was paid $30,87l during fiscal l997 for services rendered.

(4) Michael C. Miller, elected to the Board on July 6, l993 has been President since l99l of First National Bank & Trust Company, Asheboro, N.C. He was elected Chief Executive Officer of the bank in January l994. In January l994 he was elected President and Chief Executive Officer of FNB Corp., the parent company of the bank. He has been associated with First National Bank since l985 serving as Executive Vice President until l99l when he was elected President. He is a Director of the bank's parent holding company. Prior to joining the First National Bank, he was an attorney engaged in the private practice of law in Asheboro, N.C. Mr. Miller is a graduate of the University of North Carolina at Chapel Hill, N.C. He holds a Masters of Business Administration Degree in Management from Wake Forest University and a Juris Doctor Degree from the Wake Forest University School of Law. First National Bank has entered into a Mortgage Loan transaction with the Company and holds a first lien on the Company's facility in Somerset, Pennsylvania. First National Bank is also a major participant with Mellon Bank, Philadelphia, Pennsylvania, in a Term Loan to the Company secured by a lien on the Company's manufacturing facilities in Asheboro, North Carolina.

(5) George M. Ball, elected to the Board on September 7, l993, has been Chairman of Philpott, Ball & Co., an investment banking firm in Charlotte, N.C. since l99l. Prior to the founding of Philpott, Ball & Co., he was Senior Vice President in charge of the Mergers & Acquisitions Department at Interstate/Johnson Lane Securities, a regional securities firm in Charlotte, N.C. George Ball has been involved on an executive level in corporate finance and management and with securities firms since l968. He presently serves on the Board of Directors of Juno Lighting, Inc., a publicly held lighting equipment manufacturing company located in Des Plaines, Illinois. Mr. Ball is a graduate of Yale University following which he served for a number of years as a pilot in the United States Marine Corps. George M. Ball, on behalf of his employer Philpott, Ball & Company, has served the B.B. Walker
        Company as a management consultant for a number of years advising management on various matters of corporate finance and restructuring. Philpott, Ball & Company was paid $46,438 for its services rendered during fiscal l997.

(6) Robert L. Donnell, Jr., until his disability retirement in l99l was Executive Vice President-Operations of the Company.



DIRECTOR AND OFFICER SECURITIES REPORTS

Federal securities laws require the Company's directors and executive officers to file with the Securities and Exchange Commission, Washington, D.C.
initial reports of ownership and reports of changes in ownership of B.B. Walker Company common stock. The Company is required to identify any officer, director or owner of more than l0% of the Company's common stock who failed to timely file with the Securities and Exchange Commission a required report relating to beneficial ownership of common stock under Section l6(a) of the Securities Exchange Act of l934. To the Company's knowledge and based on Company records and other information, all parties subject to these reporting requirements with respect to B.B. Walker Company's common stock, filed the required reports on a timely basis during fiscal l997.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table sets forth information concerning the annual compensation for services in all capacities to the Corporation for the fiscal years ended in November l997 and l996 and October l995, of those persons who were, at November l, l997 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Corporation, ("The Named Officers") who were paid compensation of $l00,000 or more per year:

                          SUMMARY COMPENSATION TABLE
                          --------------------------

                              ANNUAL COMPENSATION
                              -------------------
   (a)              (b)        (c)         (d)       (e)            (g)               (i)
                                                                 Long Term
                                                    Other       Compensation
Name and                                            Annual         Awards           All Other
Principal                                           Compen-       Options/         Compensation
Position           Year     Salary(1)     Bonus     sation         SAR(#)          (1)(2)(3)(4)
--------           ----     ---------    -------    ------      ------------    ------------------
Kent T. Anderson   l997      $198,489   $   -       $  -      (5) 20,000 Sh           $ 5,631
Chief Executive    l996       215,000       -          -            -    Sh           $ 2,493
Officer            l995       215,000       -          -          20,000 Sh.          $ 2,126

"NO EXECUTIVE OFFICER OTHER THAN THE CHIEF EXECUTIVE OFFICER EARNED $l00,000
 OR MORE IN BASE SALARY AND COMPENSATION DURING FISCAL l997."



(1) Salary data shown for the Named Officer is prior to any deduction or offset for participation in the Company's Thrift Plan, a
     Section 40l(k) Plan. Since January l, l989, the Company has sponsored for the benefit of all employees, including the Named Officer, Kent T. Anderson, the Retirement Savings Plan of B.B. Walker Company, (the Section 40l(k) Plan). Participants may contribute through payroll deduction each month on a pre-tax basis. The Board of Directors authorized a matching contribu-tion to the Plan for fiscal l997 of ten (l0%) percent of actual payroll deductions made during the year by active participants in the Plan who were employed as of December 3l, l997. The Named Officer received a matching contribution of $8l6 to his Section 40l(k) Plan account for fiscal l997. Such amount is included in column (i) All Other Compensation above. In addition, all executive officers, including the Named Officer, are provided with nominal allowances for use of their personal vehicles on Company business. Such amount is not included in column (i) All Other Compensation above.

(2) The Named Officer is a participant in the Employee Stock Ownership Plan of B.B. Walker Company (the ESOP).
     This Plan, which has been in effect since l96l, is a defined contribution Plan under the Employee Retirement Income
     Security Act of l974, (ERISA), and has accumulated for the exclusive benefit of employee participants just under 2l.27% of the issued and outstanding common stock of the Company. The employees do not contribute to the ESOP and participation is mandatory. The contribution is allocated to individual participant accounts by a formula under which all participants receive the same percentage of their fiscal year compensation contributed to their accounts. The "Named Officer" was allocated $2,099 from the $65,000 contribution for fiscal l997 as authorized by the Board of Directors which amount is included in column (i) All Other Compensation above.

(3) The Named Officer has borrowed funds from the Company under the l989 Plan for the lending of Company funds to officers, directors and key employees for the purchase of B.B. Walker Company stock. Full data on the Named Officer's participation in the Company's Loan Program to Officers and Directors for the purchase of the B.B. Walker Company common stock, is set forth in sub-paragraph
     (2) under the "CERTAIN TRANSACTIONS" section hereinafter. During Fiscal l997, the Named Officer is deemed to have benefited in the amount of $l,732 in having a contract rate provided under the Plan that was 2% below the prime rate in effect at two regional banks. Such amount is included in the above table under column
     (i) All Other Compensation.

(4) The Company provides a special life insurance program of various amounts for Officers, Directors, truck drivers, salesmen and other key employees of the Company and its subsidiary, with the Company and the employees sharing the premium cost. A total of 7l employees are insured of which 8 are Officers and Directors of the Company and its subsidiary and 63 are truck drivers, salesmen, supervisors and other key employees. In fiscal l997 the Company and its subsidiary's share of the premium cost amounted to $20,487. The Company share during fiscal l997 of the total cost of the special life insurance coverage for all 8 executive officers and directors as a group was $6,08l or 29.7% of the total Company cost. The portion of such cost applying to the director nominees amounted to $2,637 or l2.9% of the total Company cost. The cost for the Named Officer for l997 was $984 which amount is included in column (i) All Other Compensation above.

(5)  See Option/SAR Grants Section below.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                     -------------------------------------

No SAR's were granted by the Board of Directors to any key employee during the fiscal l997 year. Employee Stock Option Grants were made during the l997 fiscal year under Part I, the Incentive Plan, of the "l995 Incentive Stock Option Plan for Key Employees and Non-Employee Directors" which Plan was approved by the shareholders at the Annual Meeting on March 20, l995. The Board of Directors issued stock option grants in fiscal l997 totaling 76,000 shares of common stock to l5 key employees, including four officers at the fair market value price of $.75 per share on March 3l, l997.

Under Part II of the Plan - the Automatic Option Grant Program, applying only to non-employee Directors, automatic grants for l,000 shares each were made to all five non-employee Directors following the close of the Annual Shareholders Meeting on March l7, l997. No options granted to Non-Employee Directors were exercised in fiscal l997.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES
              ---------------------------------------------------

The following table shows stock options exercised by Named Officers during fiscal l997, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of November l, l997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Common Stock.

(a)                        (b)              (c)                    (d)                             (e)

                                                                                                 Value of
                                                                 Number of                     Unexercised
                                                                Unexercised                    In-the-Money
                         Shares                                Options/SARs at                Options/SARs at
                      Acquired on          Value                 FY-End(#)(2)                   FY-End($)(3)
Name               Exercise(#)(l)      Realized($)(3)    Exercisable   Unexercisable    Exercisable   Unexercisable
----------------   -----------------   --------------    -----------   -------------    -----------   -------------
Kent T. Anderson          -0-               -0-             48,750        10,000        ($72,344)*      $ 1,250

* Fair Market Value at Fiscal Year End ll/l/97 was $.875 per share based on the Bid Price of $.50 per share and the Ask Price of $l.25 per share as published in the Over the Counter Section of the financial pages of local and regional newspapers.

(l) Upon exercise of an option grant, the optionee must pay the exercise price in cash.

(2) Options shown in column (d) were made under the l987 & l995 Incentive Stock Option Plans. All grants provide that only one-half of the number of shares granted may be exercised at time of grant and the other half after l2 months. Shares purchased at exercise of grant may not be sold without penalty for a period of two years. Under the IPSO Plans any profit or gain realized is not taxable to the grantee at time of exercise of the grant, but is taxable to the grantee at time of sale of the stock.

(3) Represents the difference between the fair market value of the common stock underlying option and the exercise price at exercise or fiscal year end respectively.


               EMPLOYMENT CONTRACT AND TERMINATION OF EMPLOYMENT
                      AND CHANGE IN CONTROL ARRANGEMENTS
               -------------------------------------------------

Kent T. Anderson, as President and Chief Executive Officer, and the Company entered into an Employment Agreement on October 2, l989, five years after the Chief Executive Officer was employed. The initial term was for three years starting November l, l989 with an automatic annual extension provision providing for the Agreement to be for no less than three years at all times. The Agreement provided for the Chief Executive Officer's employment at a minimum base salary of $l25,000 per year and for an annual increase on January l of each year thereafter, of at least five (5%) percent of his current base salary. The Agreement provides that the Board of Directors may, in its discretion, grant merit increases to the Chief Executive Officer from time to time. The Chief Executive Officer's salary for fiscal year l997 was reduced from $2l5,000 to $l98,489 effective November l, l996. Based on l997 operating results, the Compensation Committee decided to recommend the Board restore the previous salary reduction and increase the Chief Executive Officer's base salary to $2l5,000 per year effective November l, l997. This recommendation was accepted by the Board.

This Agreement with the Chief Executive Officer may not be terminated by the Company for any reason whatsoever without penalty, other than for cause. It may be terminated with three years prior written notice of termination. However, the Board may exercise its statutory authority to remove the Chief Executive Officer from his present elected office and function at any time. This would require immediate payment of the three year compensation amount provided for in the Agreement. By Amendment No. l dated July 6, l990, the Employment Agreement was modified to comply with certain tax provisions of the Internal Revenue Code. The Chief Executive Officer may, at his option, elect to reduce the total amount due him under the Agreement so that no portion of the amounts received by him will be subject to the excise tax imposed by the Internal Revenue Code on some severance payments.

The Chief Executive Officer may terminate his employment under the Agreement in the event: (i) The Company merges or consolidates with another person or group or undertakes any other reorganization where the Company is not the Surviving Entity; or (ii) the Company sells or transfers substantially all of its business or assets to another person; or (iii) 50% or more of the capital stock of the Company presently outstanding is acquired by a person or group at any time after the date of this Agreement. In the event of such termination, the Chief Executive Officer is entitled to receive immediately the full amount of his current base salary for three years. Subject to the above mentioned Amendment, unless the Chief Executive Officer elects to reduce the total amount to be paid to him, the three years pay following the end of fiscal l997 would be $645,000. Such payment,if made, is to be made in full in cash and without limitation. The Board of Directors, with the exception of Kent T. Anderson who was not present, was unanimous in authorizing the execution of this Employment Agreement.


                        COMPENSATION OF OUTSIDE DIRECTORS
                        ---------------------------------

Five of the six Directors are non-employees of the Company. The Company provides Directors and Officers Liability Insurance coverage. Non-employee outside Directors receive a meeting fee of $l,200 for each Board or Board Committee Meeting, unless the Board and Committee meetings are held on the same day. Directors who are full time employees of the Company or of its subsidiary, namely Kent T. Anderson, do not receive any additional compensation by reason of membership on or attendance at meetings of the Board of Directors or Board Committees. Four quarterly Board Meetings are scheduled each fiscal year in addition to the Annual Meeting of the Board of Directors held immediately following the Annual Meeting of the Shareholders.

All five Non-Employee Directors benefit from Part II of the "l995 Incentive Stock Option Plan for Key Employees (Part I) and (Part II) Non-Employee Directors". Part II is a Non-Qualified Plan. This Plan was approved by the Shareholders at the Annual Meeting on March 20, l995. Under Part II, Non-Employee Directors who are elected at the Shareholders Meeting receive an automatic grant of l,000 shares each of B.B. Walker Company common stock under the Plan, with the Board of Directors establishing the option price. Presently each Non-Employee Director holds unexercised options under Part II of the l995 Plan of 3,000 shares. No such stock options have been exercised to date.

     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation & Stock Option Committee of the Board of Directors, ("the Committee"), is composed of the five outside non-employee directors and is responsible for the establishment and oversight of the Company's policies for executive compensation as well as benefit and retirement plans of the Company. The Committee is responsible for the initiation and operation of the Company's incentive stock option plans. The Committee recommends to the Board, on an annual basis, the compensation of the Chief Executive Officer relating his compensation to performance. The Board,(other than the Chief Executive Officer), must approve all compensation actions affecting the Chief Executive Officer. The Company does not utilize outside compensation consultants, but does have available to it independent compensation data of other companies. The Committee has prepared the following report for inclusion in this Proxy Statement.

COMPENSATION PHILOSOPHY

From the Company's inception its corporate philosophy concerning employee compensation as established by the Board of Directors has been for the Board to delegate to the Chief Executive Officer, subject to review by the Board, the responsibility for establishing rates of pay and bonus allocations for all employees, with the exception of his own compensation (salary and bonus). The Chief Executive Officer, in his determinations, follows the philosophy of compensation as determined by the Committee and approved by the Board, as well as the requirements set forth in the l995 Incentive Stock Option Plan and the l992 Incentive Compensation (Bonus) Plan.

The Company's executive compensation policies have two primary goals: (l) to attract and retain the highest quality executive officers and (2) to reward those officers for superior corporate performance measured by the Company's financial results and strategic achievements.

The Compensation Committee, in the interests of employee morale and motivation, plans to continue supporting and recommending to the Board of Directors and to the Chief Executive Officer, improvements in and to, simple and plain incentive compensation plans for management personnel in the areas of:


  (1) Merit salary increases based on the individual's level of responsibility and on above average individual work performance and goal achievement.

  (2) The l995 Incentive Stock Option Plan for key management employees and executive officers, which is based on merit, above average performance and goal achievement. This ISO Plan is intended to motivate a key management employee, who holds a stock option grant, to work for long term Company growth and profitability. Such will benefit key employee shareholders, as well as benefit all other shareholders.

  (3) The 1992 Incentive Compensation (Bonus) Plan was established to provide a fair and equitable formula for the sharing of Company profits with those management employees who help make profits possible. If there is a loss or if profits are minimal no bonus awards will be made. When the Company is adequately profitable, graduated awards are made based on the individual's level of responsibility and his/her performance thereunder. The more responsible a key management employee's function is, the greater the reward when pre-established goals are met or exceeded.

        Cash awards under the two-part Bonus Plan are based on the Company meeting or exceeding during the fiscal year specified income levels for each part. This two part Plan is designed to share the Company profit on a merit and performance basis, first with all management personnel and second with key executive management. Payments under both parts being geared to individuals achieving budgets and/or meeting specific performance goals. In certain instances sharing is among several individuals where group effort is to be rewarded.


CHIEF EXECUTIVE OFFICER COMPENSATION PROGRAM

The Chief Executive Officer's compensation program is comprised of base salary, annual cash performance plan compensation and long-term incentive compensation in the form of stock options. In addition the Committee believes that basic management compensation should be adequate, but not excessive and should be coupled with incentive compensation awards based on the individual's performance and his/her contribution to the overall Company effort and results.

The Chief Executive Officer is a Certified Public Accountant who had worked for a number of years in the management services division of a world renowned public accounting firm. He is a hands on executive and knowledgeable about all aspects of footwear manufacturing, marketing and distribution activities, including compensation and affordable employee benefits in those areas. The Chief Executive Officer has a broad general knowledge of compensation levels in other footwear manufacturing concerns and in communities wherein such are located. To the Committee's knowledge no management employee has left employment with the Company permanently for greater pay and/or fringe benefits during tenure, which confirms the soundness of this delegation of Board function.

The Committee believes the Chief Executive Officer is best qualified to judge the merits of employee compensation requests and recommendations for compensation levels for individual management employees. Due to the size of the Company, the Chief Executive Officer, who is also the Chief Operating Officer, is familiar with and works with all such management personnel on a day to day basis. Delegation of authority on a report back basis is widely used by him.

The Company, with its flexible internal communications relationship in management and its open door policy for questions, suggestions and complaints, etc., is not staffed as and does not operate as a bureaucracy. Salary increases and bonus allocation amounts are based on merit and are generally made by the Chief Executive Officer in conjunction with input from the Department Heads subject to review by the Compensation Committee.

The Compensation Committee reviews the base salary and the annual incentive compensation of the Chief Executive Officer following the close of each fiscal year. This review is made in light of his handling of his responsibilities, his performance during the year and the financial results for the fiscal year.

Base Salary

The Chief Executive Officer's base salary through fiscal l997 was $l98,489. Effective November l, l997, his base salary was increased to $2l5,000 for fiscal l998. This merit increase or restoration of salary is commensurate with the Company's operating results for fiscal l997.

The Chief Executive Officer's 3 year continuing Employment Contract provides for an automatic increase of 5% of base salary on January l following the close of each fiscal year. The base salary by contract thus provides a floor from which merit increases based on performance may be made. The Compensation Committee independently determines merit increases in the base salary for the Chief Executive Officer by evaluating the Company's performance against its pre-set goals; examining the Company's performance within the industry and evaluating the overall performance of the Chief Executive Officer in operating the Company during the fiscal year.

The Company was only marginally profitable in fiscal l997 having a net income of $24,000 compared with the loss of $4 million in fiscal l996. The Committee believes the footwear market and other factors faced by the Company in fiscal l997 were extremely difficult. Continuing major factors were: the continuing decline in shipments due to overproduction by suppliers which has caused overstocked inventory conditions of dealers and retailers affecting the Company's profit margins; severe price competition from work shoe imports in the marketplace and marketing restructuring activities. The Committee believes the Chief Executive Officer handled his responsibilities well during fiscal l997 resulting in a breakeven status for the year. The Chief Executive Officer has in place substantial changes to improve the financial results for l998.


Annual Incentive Compensation

Since fiscal l997 generated a marginal net income for the year, no provision was made for the payment of any bonuses under the l992 Incentive Compensation (Bonus) Plan.

Stock Option Grants

The Committee is responsible for reviewing and granting employee incentive stock options under Part I of the l995 Incentive Stock Option Plan For Key Employees and Non-Employee Directors. The Committee on March 3l, l997 saw fit to approve and recommend to the Board for approval Stock Option Grants to l5 Key Employees, including 4 officers, totaling 76,000 shares of the Company's common stock under the l995 Incentive Stock Plan at a fair market value price of $.75 per share. The Chief Executive Officer was awarded 20,000 shares at this time. These grants were unanimously approved by the Board.

Fourteen grants had been recommended to the Committee by the Chief Executive Officer as an incentive to these Key Employees to exert extra effort and thought to help turn around the disastrous financial results of fiscal l996. The Committee saw fit to include the Chief Executive Officer in the group of stock option grants. The Company has a set of general guidelines that is used to determine the size of the stock option awards. In addition to common sense, these general guidelines take into account the duties and responsibilities of the individual, his/her individual performance, years of service to the Company, the number of outstanding options and the size of prior option awards. These general guidelines were used by the Committee in making all the l997 stock option grants for the Chief Executive Officer and other Key Employees.


                                DIRECTORS AND MEMBERS OF THE
                                COMPENSATION & STOCK OPTION COMMITTEE

                                   George M. Ball, Chairman
                                   R.L. Donnell, Jr.
                                   James P. McDermott
                                   Michael C. Miller
                                   Edna A. Walker

 COMPENSATION AWARDS TO KEY EMPLOYEES BY THE CHIEF EXECUTIVE OFFICER

The Board of Directors has delegated to the Chief Executive Officer, (the "CEO"), the establishing of rates of pay and bonus allocations for all key employees and officers, with the exception of benefits for himself. This is on the basis of his experience in the footwear industry and a belief that his regular contacts with employees would result in his establishing compensation levels that would be more accurate and fair. The exercise of this authority by the CEO is subject to review by the Compensation Committee and by the Board of Directors.

Due to the relatively small size of the Company and since the CEO is also the Chief Operating Officer, he is in contact with sales, manufacturing and administrative management personnel on a regular basis. His contacts are basically observing and checking without interfering with the natural line of authority in the various levels of supervision. Accordingly, the various managers and key employees are personally known to him and such exposure forms the basis for his evaluation of key employee and officer performance. Evaluation is also obtained from time to time by attendance at various sales, manufacturing and administrative meetings both as an observer and as a participant.

It is his practice when it is time for the annual compensation review for key employees and officers to confer with individual higher level managers regarding each key employee's goals, performance, attitude, effort, relations with and motivation of those supervised, as well as relations with fellow supervisors and higher level supervisors. The acceptance of responsibility and performance toward and achievement of goals set thereunder are given considerable weight in decisions made by the CEO.

At times the CEO will prepare a list of key employees and officers recommending the granting of stock options under the l995 Stock Option Plan for Key Employees and Officers. The CEO follows the set of general guidelines in determining his recommendations of stock option grants. He generally takes into account the duties and responsibilities of the individual, his/her individual performance, years of service to the Company, the number of outstanding options and the size of prior option awards. In general, more emphasis is placed on employee performance and the achievement of goals. Such list is submitted by him to the Compensation Committee for its consideration and recommendation to the Board of Directors. Similar factors used by the CEO in base pay and incentive compensation considerations go into preparing the proposed list of stock option grants.

It is the CEO's belief that the linking of key management and officer compensation to performance and achievement of goals on an all around basis is the best way to serve the Company and the Shareholders.

                         CERTAIN TRANSACTIONS

(l) MAE, Inc. ("MAE" hereinafter), of Asheboro, North Carolina, is an advertising agency and public relations firm owned by Maggie Anderson and her husband Kent T. Anderson, Chairman and Chief Executive Officer of B.B. Walker Company, ("Walker" hereinafter). During fiscal l997, Maggie Anderson, as the only active principal and owner, rendered technical and creative services to Walker in the areas of design, layout, color separation, photography and other services, including the placement of Walker advertisements and ad copy in trade publications, footwear magazines and other related media means. Other services rendered include assistance in producing printed material, coordinating public relations events and press conferences for the Company; arranging interviews with print and electronic media and developing promotional projects.

In August l997, the Company created an in-house advertising agency to provide more focus to its advertising programs. The in-house agency is staffed by three employees who were formerly employed by the external advertising agency. Maggie Anderson, the wife of Kent T. Anderson, is managing the operations for the in-house agency and is providing consultation regarding the implementation of advertising programs. Maggie Anderson, who still manages the external advertising agency, is on a monthly retainer to the Company and is supervised by management of the Company. The in-house agency will provide comparable technical and creative services, as well as fulfilling other functions related to the Company's advertising programs, that the external agency formerly provided.

During fiscal l997, Walker paid MAE a total of $373,000 for services rendered. As advertising agent for Walker, MAE received certain funds included in the above total, for the placing of Company advertising in various trade publications, which funds were then transferred in payment therefore, net of her standard commission. A substantial portion of the payments are for creative work in design, layout, writing copy, etc.

This relationship was disclosed to and approved by the Board of Directors at inception. The Chief Executive Officer updated the Board again in October l997. The Board believes the services rendered to Walker by MAE and paid for are competitive as to price and equal to or superior in quality to others available in this area.


(2) Key employees and Directors, including the Named Officer, Kent T. Anderson, have borrowed Company funds for the purchase of B.B. Walker Company stock through the exercise of stock options. Such loans were made under the "l989 Plan For The Lending of Company Funds To Officers and Directors For The Purchase of B.B. Walker Company Stock", (the Loan Program). The lending of B.B. Walker Company funds to officers, directors and other key employees in management, as authorized under North Carolina law, was instituted initially by shareholder approval granted in l966. In l989 the loan program was updated and was approved by the Shareholders at the Annual Meeting held on March l3, l989. The Loan Program is in accord with a long standing Company policy of encouraging officers and directors and other key employees in management to become shareholders.

All loans are made in the sole and absolute discretion of the Board of Directors. All borrowings are made solely to enable the employee to purchase B.B. Walker Company stock from various sources, including the exercise of all or part of any outstanding stock option grant. Loans are made for a period of up to l0 years and are repayable through payroll deduction. Interest is charged at 2% below the lower of the prime rate charged by the First National Bank and Trust Company, Asheboro, N.C. or by NationsBank of Charlotte, N.C. as determined by the Board of Directors. Each loan is made under a negotiable promissory note and is secured or collateralized by the pledge of all shares purchased with the loan proceeds. All four loans presently outstanding, as of ll/l/97 totaling $l05,9l6, are at 4% per annum, which rate is charged monthly on the outstanding unpaid balance. No executive officer owes $60,000 or more to the Company under the Loan Program. All loans in the aggregate cannot and have not exceeded $350,000 at any time.

(3) Michael C. Miller, a Director of the Company since l993, is President and Chief Executive Officer of First National Bank and Trust Company, Asheboro, N.C. ("the Bank"). Until l995 the Bank held a First Deed of Trust on the Company's main manufacturing facility in Asheboro. For many years the Company has operated a western boot manufacturing facility in Somerset, Pa. In l994 the Company purchased a larger manufacturing facility in Somerset, Pa. borrowing funds from three sources, one of which was the Bank. The Bank holds a 25% interest in this mortgage loan package, all of which is secured by a first lien on the Somerset, Pa. manufacturing facility.

In l995 the Company entered into a major refinancing agreement with Mellon Bank of Philadelphia, Pa. As part of its refinancing, the Company received a separate term loan from Mellon of $3 Million. Proceeds from this loan were used to pay off the First Deed of Trust held by First National Bank on the Company's Asheboro manufacturing facility and Mellon thus secured a First Deed of Trust in its favor on the Company's main manufacturing facility as security for the $3 Million term loan. First National Bank dealing directly with Mellon is a secured participant with Mellon in the term loan to the Walker Company. There is no direct relationship in this transaction between First National Bank and the Walker Company.


    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is an officer or an employee of the Company. As reported elsewhere under Nominees for Election to the Board of Directors on page 4, James P. McDermott, until February l992 a former executive officer of the Company and a Director Nominee, renders services to the Company as a Consultant for which he is compensated. Similarly, George M. Ball, a Director Nominee, renders services to the Company as Chairman of Philpott, Ball & Company, for which his Company is compensated. Also Michael
C. Miller, a Director Nominee, is President of First National Bank and Trust Company. The bank as reported elsewhere herein, under Certain Transactions, is a participant with other lenders and holds a security interest in the two parcels of real estate owned by the Company in Asheboro, NC and Somerset, PA.

                 SHAREHOLDER RETURN PERFORMANCE PRESENTATION
                 -------------------------------------------
Set forth below is a table comparing the annual percentage change in the Company's common stock with the percentage change in the NASDAQ Composite Index and an index of peer companies ("Peer Group") selected by the Company.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          (B.B. Walker Company, NASDAQ Composite Index, Peer Group)


                                                   NASDAQ
 Measurement Period             B.B. Walker       Composite       Peer
   (Fiscal Year)                  Company           Index         Group
 ------------------             -----------       ---------       -----
Measurement Point -
  October 31, 1992                 $ 100            $ 100         $ 100

  October 30, 1993                 $ 275            $ 129         $ 185

  October 29, 1994                 $ 163            $ 128         $ 139

  October 28, 1995                 $  38            $ 172         $ 120

  November 2, 1996                 $  41            $ 202         $ 153

  November 1, 1997                 $  41            $ 263         $ 203


        This graph depicts the total cumulative appreciation of a $l00 investment made on October 31, l992 through November 1, 1997 in B.B. Walker Company, the NASDAQ Composite Index and the Peer Group.

        The Peer Group is comprised of the following public companies:
        Brown Group, Genesco, Justin Industries, McRae Industries, Rocky Shoes & Boots, Timberland, Wellco Enterprises, Weyco Group and Wolverine World Wide. These companies operate in the same or similar markets and produce same or similar products. The Peer Group appreciation is the average total appreciation of the companies within the group.

2.  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
    ---------------------------------------------

The Board of Directors of the Company at its January l4, l998 meeting, on the recommendation of the Audit Committee, again selected the firm of Price Waterhouse LLP, Winston-Salem, North Carolina, to continue as independent public accountants of B.B. Walker Company and its subsidiary for the fiscal year ending October 3l, l998, subject to ratification by the Shareholders. Unless otherwise specified by the Shareholders, votes will be cast pursuant to the proxies hereby solicited in favor of the approval of the selection by the Board of Price Waterhouse LLP, as independent public accountants, to audit the books and accounts of the Company for the l998 fiscal year and until their successors are selected. Price Waterhouse LLP has acted in such capacity since April l973.

The Board of Directors and the Audit Committee are satisfied as to the professional competence and standing of Price Waterhouse LLP. The Audit Committee meets with representatives of Price Waterhouse LLP to review the audit scope and estimated fees for the coming year and to review the results of the audit of the prior fiscal year.

Price Waterhouse LLP plans to have one or more representatives present at the Annual Meeting who will have the opportunity to make a statement if desired and to respond to appropriate questions which any Shareholders might have. Management knows of no direct or indirect material financial interests or relationships that any members of such firm have with B. B. Walker Company. The vote of a majority of shares present is necessary to ratify the Board of Directors' selection of Price Waterhouse LLP.

The submission of Price Waterhouse LLP for shareholder approval at the forthcoming meeting is not mandatory under North Carolina law or the rules and regulations of the Securities and Exchange Commission. In the event the Shareholders do not approve of the action of the Board of Directors, the Board will take prompt action to select another competent independent public accounting firm of equal ability and standing to perform the services presently being rendered by Price Waterhouse LLP. Shareholder action is simply a confirmation of prior Board action. The Board of Directors anticipates dropping this shareholder voting confirmation in future years.


3.  SHAREHOLDER PROPOSALS
    ---------------------

Proposals from Shareholders for inclusion in the Proxy Statement of B.B. Walker Company relating to the l999 Annual Meeting of the Shareholders, must be directed to the Secretary of the Company at the principal office of B.B.
Walker Company for consideration no later than October 23, l998. All such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, in order to be eligible for inclusion in the Company's l999 Proxy Statement.

4.  OTHER MATTERS
    -------------

The management of the Company knows of no other matters which may come before this meeting. However, if any matters other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such proxy in accordance with their best judgment.



BY ORDER OF THE BOARD OF DIRECTORS, THIS 23RD DAY OF FEBRUARY, l998.


                                DOROTHY W. CRAVEN
                                ----------------------------
                                Dorothy W. Craven, Secretary






         YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE AND SIGN THE
         ENCLOSED PROXY CARD.  RETURN THE CARD PROMPTLY IN THE
         ACCOMPANYING POSTPAID PRE-ADDRESSED ENVELOPE.  THANK YOU.

  B.B. WALKER COMPANY       THIS PROXY IS SOLICITED ON BEHALF OF THE
  4l4 East Dixie Drive                 BOARD OF DIRECTORS
  P.O. Drawer ll67
  Asheboro, N.C. 27204

P                       The undersigned hereby appoints Dorothy W.
R                       Craven and Rebecca S. Rich or either of
O                       them, as Proxies, each with the power to
X                       appoint a substitute and hereby authorizes
Y                       them to represent and to vote as designated
                        below, all of the shares of common stock of B.B. Walker Company held of record by the undersigned on February 23, l998 at the Annual Meeting of Shareholders to be held at 7:00 p.m. EST on March l6, l998 or any adjournment thereof.

l. ELECTION OF  [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY
   DIRECTORS           (Except as marked to the           to vote for all
                            contrary)                        nominees

   K.T. Anderson; G.M. Ball, R.L. Donnell, Jr., J.P. McDermott
    M.C. Miller and E.A. Walker

   INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the name(s) of such nominees(s) in the space provided below.

                -------------------------------------------------------------

2. TO CONSIDER RATIFYING THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

       [ ] FOR            [ ] AGAINST        [ ] ABSTAIN

3. WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

YOUR PROXY MAY BE RESCINDED AT ANY TIME BEFORE IT IS EXERCISED AND WILL BE RETURNED TO YOU ON REQUEST. THIS PROXY WILL BE VOTED AS SPECIFIED AND IF NO SPECIFICATION IS MADE, SHALL BE VOTED IN FAVOR OF THE AFOREMENTIONED PROPOSALS. PLEASE SIGN AND DATE THIS PROXY AND RETURN AT ONCE IN THE ENCLOSED BUSINESS REPLY ENVELOPE. MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE ABOVE PROPOSITIONS.

                        DATED
                             --------------------------------------

                                                             (SEAL)
                             --------------------------------------
                             Signature
                                                             (SEAL)
                             --------------------------------------
                             Signature

IMPORTANT:   Please sign this Proxy exactly as your name appears hereon.  If shares are held jointly, both owners must sign. Others signing in a representative capacity should give their full titles.